Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194926 on Form S-3ASR and  Registration Statements No. 333-159129, No. 333-192029, No. 333-195772, and No. 333-211028 on Form S-8 of our reports dated February 21, 2018, relating to the consolidated financial statements and financial statement schedule of McDermott International, Inc., and the effectiveness of McDermott International, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of McDermott International, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Houston, Texas

February 21, 2018